Exhibit 5.1

January 16, 2015

InVivo Therapeutics Holdings Corp.

One Kendall Square, Suite B14402

Cambridge, MA 02139

Re:          Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as legal counsel to InVivo Therapeutics Holdings Corp., a Nevada corporation (the “Company”), in connection with the registration statement on Form S-3, as amended (the “Registration Statement”), being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on the date hereof.

You have provided us with a draft of the Registration Statement in the form in which it will be filed with the Commission. The Registration Statement relates to the registration of up to an aggregate of 7,000,625 shares of common stock (the “Warrant Shares”) that are issuable upon the exercise of warrants to purchase common stock (“Warrants”) previously offered and sold by the Company on May 9, 2014. The Warrants, and shares of common stock issuable upon the exercise of the Warrants, were previously registered pursuant to the Registration Statement on Form S-3 (File No. 333-178584), which became effective on January 19, 2012 and which expires on January 19, 2015 pursuant to Rule 415(a)(5) under the Act.

We have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.  As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company and others.  We have not independently verified such factual matters.

We are opining herein only as to the federal laws of the United States, the laws of the Commonwealth of Massachusetts, and the General Corporation Law of the state of Nevada, in each case as in effect on the date of this opinion, and we express no opinion with respect to the laws of any other jurisdiction or, in the case of Nevada, any other laws, or as to any matters of municipal law or the laws of any other local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Warrant Shares have been duly authorized by the Company and, when and to the extent issued in accordance with the terms of, and in the manner contemplated by, the Warrants, including the due and proper exercise of the Warrants and payment in full to the Company of the exercise price for the Warrant Shares as required thereunder, and as described in the Registration Statement, the Warrant Shares will be validly issued, fully paid and non-assessable.

This opinion is being delivered solely for the benefit of the Company and such other persons as are entitled to rely upon it pursuant to applicable provisions of the Act.  This opinion may not be used, quoted, relied upon or referred to for any other purpose nor may this opinion be used, quoted, relied upon or referred to by any other person, for any purpose, without our prior written consent.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Greenberg Traurig, LLP

GREENBERG TRAURIG, LLP